Exhibit 99.1

903 Calle Amanecer, Suite 100 San Clemente, CA 92673 (949) 369-4000

For Additional Information:

Bryan Giglia	Amy Cozamanis	Laurie Berman
Director of Finance	Investor/Analyst Information	General Information
Sunstone Hotel Investors, Inc.	Financial Relations Board	Financial Relations Board
(949) 369-4236	(310) 854-8314	(310) 854-8315

SUNSTONE HOTEL INVESTORS, INC. ANNOUNCES COMPLETION OF PUBLIC

OFFERING BY SELLING SHAREHOLDERS AND RESIGNATION OF BOARD

MEMBERS PAUL D. KAZILIONIS AND JONATHAN H. PAUL

San Clemente, Calif. (November 23, 2005) – Sunstone Hotel Investors, Inc. (NYSE: SHO) announced today that affiliates of Westbrook Real Estate Partners, LLC (“Westbrook”) have completed an offering of 3,699,572 shares of Sunstone’s common stock, representing all of the remaining shares of Sunstone common stock held by affiliates of Westbrook. Concurrent with the completion of this offering and Westbrook’s exit from its investment in Sunstone, directors Paul D. Kazilionis and Jonathan H. Paul, both managing principals of Westbrook, have resigned from Sunstone’s Board of Directors, effective November 23, 2005. Sunstone’s Board of Directors does not presently intend to fill these vacancies.

Robert A. Alter, Sunstone President and Chief Executive Officer, said: “This stock sale by affiliates of Westbrook concludes a long and productive relationship between Sunstone and Westbrook. Sunstone acquired hotels from Westbrook in 1997, launching Sunstone into the full service hotel business. Thereafter, Westbrook became Sunstone’s largest shareholder and Mr. Kazilionis and Mr. Paul joined the Board. After going private and strategically repositioning and growing the company, Westbrook and the senior management team completed Sunstone’s IPO in October 2004. On behalf of Sunstone’s Board of Directors and the senior management team, I thank Paul Kazilionis and Jonathan Paul for their years of distinguished service to our company.”

Sunstone Hotel Investors, Inc.

November 23, 2004

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a Southern California-based lodging real estate investment trust (REIT). The Company owns 61 hotels with an aggregate of 17,411 rooms primarily in the upper-upscale and upscale segments operated under franchises from nationally recognized brands such as Marriott, Hyatt, Hilton, InterContinental and Fairmont.

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in Sunstone Hotel Investors, Inc.’s Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. Sunstone Hotel Investors, Inc. does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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